Exhibit 99.1


              Neiman Marcus, Inc. Reports July Revenues


    DALLAS--(BUSINESS WIRE)--Aug. 9, 2007--Neiman Marcus, Inc.
announced the following preliminary company-wide revenues for July 2007. The Company's fifty-two week fiscal year 2007 ended on July 28, 2007.



                                    4 weeks ended
                              July 28,         July 29,
                                 2007            2006        % Change
                           ---------------- --------------- ----------

Total Revenues               $269 million    $243 million        10.7%

Comparable Revenues          $263 million    $243 million         8.3%




                                    13 weeks ended
                              July 28,         July 29,
                                 2007            2006        % Change
                           ---------------- --------------- ----------

Total Revenues               $982 million    $897 million         9.4%

Comparable Revenues          $960 million    $897 million         7.0%




                                    52 weeks ended
                              July 28,         July 29,
                                 2007            2006        % Change
                           ---------------- --------------- ----------

Total Revenues              $4.39 billion    $4.03 billion        8.9%

Comparable Revenues         $4.30 billion    $4.03 billion        6.7%


    All figures have been adjusted to exclude the revenues of Gurwitch Products, L.L.C. and Kate Spade LLC.

    In the four-week July period, comparable revenues in the Specialty Retail Stores segment, which includes Neiman Marcus Stores and Bergdorf Goodman, increased 5.7 percent. Revenue growth trends were the strongest in the Company's stores in the Midwest, West and New York City. The merchandise categories in the Specialty Retail Stores segment that performed the strongest included designer handbags, shoes, designer jewelry, dresses, women's fine apparel and men's.

    Comparable revenues at Neiman Marcus Direct in the four-week July period increased 18.8 percent. The top selling merchandise categories in the Direct Marketing segment included shoes, handbags, jewelry, accessories, women's contemporary sportswear and men's.

    Comparable revenues for Neiman Marcus, Inc. for the fourth quarter of fiscal year 2007 increased 7.0 percent. For the fourth quarter of fiscal year 2007, comparable revenues in the Specialty Retail Stores segment increased 6.6 percent, including a 4.9 percent increase at Neiman Marcus Stores and a 16.7 percent increase at Bergdorf Goodman. Neiman Marcus Direct fourth quarter fiscal year 2007 revenues were 9.0 percent above last year.

    The Company's four-week reporting period is consistent with last year and reflects a 4-5-4 week fourth quarter.

    Neiman Marcus, Inc. operations include the Specialty Retail Stores segment and the Direct Marketing segment. The Specialty Retail Stores segment consists primarily of Neiman Marcus and Bergdorf Goodman stores. The Direct Marketing segment conducts both online and print catalog operations under the Neiman Marcus, Horchow and Bergdorf Goodman brand names. Information about the Company can be accessed at www.neimanmarcusgroup.com.

    From time to time, the Company may make statements that predict or forecast future events or results, depend on future events for their accuracy or otherwise contain "forward-looking information." These statements are made based on management's expectations and beliefs concerning future events and are not guarantees of future performance.

    The Company cautions readers that actual results may differ materially as a result of various factors, some of which are beyond its control, including but not limited to: political or economic conditions; terrorist activities in the United States and elsewhere; disruptions in business at the Company's stores, distribution centers or offices; changes in consumer confidence resulting in a reduction of discretionary spending on goods; changes in demographic or retail environments; changes in consumer preferences or fashion trends; competitive responses to the Company's marketing, merchandising and promotional efforts; changes in the Company's relationships with key customers; delays in the receipt of merchandise; seasonality of the retail business; adverse weather conditions, particularly during peak selling seasons; delays in anticipated store openings or renovations; natural disasters; significant increases in paper, printing and postage costs; litigation that may have an adverse effect on the Company's financial results or reputation; changes in the Company's relationships with designers, vendors and other sources of merchandise; the Company's success in enforcing its intellectual property rights; the effects of incurring a substantial amount of indebtedness under the Company's senior secured credit facilities, senior notes and senior subordinated notes and of complying with the related covenants and conditions; the financial viability of the Company's designers, vendors and other sources of merchandise; the design and implementation of new information systems or enhancement of existing systems; changes in foreign currency exchange rates or inflation rates; impact of funding requirements related to the Company's noncontributory defined benefit pension plan; changes in the Company's relationships with certain of key sales associates; changes in key management personnel; changes in the Company's proprietary credit card arrangement that adversely impact its ability to provide consumer credit; or changes in government or regulatory requirements increasing the Company's cost of operations.

    These and other factors that may adversely effect the Company's future performance or financial condition are contained in its Annual Report in Form 10-K and other reports filed with and available from the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.


    CONTACT: Neiman Marcus, Inc.
             James E. Skinner, 214-757-2954
             Senior Vice President and Chief Financial Officer or
             Stacie Shirley, 214-757-2967
             Vice President - Finance and Treasurer